Exhibit 9(iii) under Form N-1A
                                             Exhibit 10 under Item 601/Reg. S-K
                                FUND ACCOUNTING
                                      AND
                      SHAREHOLDER RECORDKEEPING AGREEMENT


     AGREEMENT made as of the 1st day of July, 1992, by and between BAYFUNDS, a Massachusetts business trust, having its principal office and place of business at Federated Investors Tower, Pittsburgh, PA 15222-3779 (the "Trust"), on behalf of the portfolios (individually referred to herein as a "Fund" and collectively as "Funds") of the Trust, and FEDERATED SERVICES COMPANY, a Delaware business trust having its principal office and place of business at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779 (the "Company").

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), with authorized and issued shares of beneficial interest ("Shares"); and

     WHEREAS, the Trust wishes to retain the Company to provide certain pricing, accounting and recordkeeping services for each of the Funds, including any classes of shares issued by any Fund ("Classes"), and the Company is willing to furnish such services; and

     WHEREAS, the Trust desires to appoint the Company as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Company desires to accept such appointment; and

     WHEREAS, from time to time the Trust may desire and may instruct the Company to subcontract for the performance of its duties and responsibilities hereunder with another agent (the "Agent");
     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:




SECTION ONE:  FUND ACCOUNTING.

Article 1.  Appointment.

     The Trust hereby appoints the Company to provide certain pricing and accounting services to the Funds for the period and on the terms set forth in this Agreement. The Company accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Article 3 of this Section.

Article 2.  The Company and Duties.

     Subject to the supervision and control of the Trust's Board of Trustees ("Board"), the Company will assist the Trust with regard to portfolio accounting for the Trust and the Funds, and/or the Classes, and in connection therewith undertakes to do the following specific services;

     A. Valuing the assets of the Funds and determining the net asset value per share of the outstanding Shares of the Funds and the Classes, at the time and in the manner from time to time determined by the Board of the Trust and as set forth in the prospectus and Statement of Additional Information ("Prospectus");

     B.  Calculating the net income of the Funds, if any;

     C. Calculating capital gains or losses for the Funds from sale or disposition of assets, if any;

     D. Maintaining the general ledger and other accounts, books and financial records of the Trust, including for each Fund and Class, as required under
Section 31(a) of the 1940 Act and the Rules thereunder in connection with the services provided by the Company;

     E. Preserving for the periods prescribed by Rule 31a-2 under the 1940 Act the records to be maintained by Rule 31a-1 under said Act in connection with the services provided by the Company. The Company further agrees that all such records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust such records upon the Trust's request.

     F. At the request of the Trust, drafting various reports or other financial documents required by federal, state and other applicable laws and regulations; and

     G. Such other similar services as may be reasonably requested by the Trust.

Article 3.  Compensation and Allocation of Expenses.

     A. The Funds will compensate the Company for its services rendered pursuant to Section One of this Agreement in accordance with the fees set forth on Fee Schedule A, annexed hereto and incorporated herein. Such fees do not include out-of-pocket disbursements of the Company for which the Company shall be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule B, annexed hereto and incorporated herein, which Schedule may be modified by the Company upon not less than thirty days' prior written notice to the Trust.

     B. The Company shall not be required to pay any of the following expenses incurred by the Trust, the Funds, or the Classes: custodial expenses; membership dues in the Investment Company Institute or any similar organization; transfer agency expenses; investment advisory expenses; costs of printing and mailing stock certificates, Prospectuses, reports and notices; administrative expenses; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Trust; outside auditing expenses; outside legal expenses; or other expenses not specified in this Article 3 which may be properly payable by the Trust.

     C. The Company will invoice the Funds as soon as practicable after the end of each calendar month, and said invoices will be detailed in accordance with Schedule A and Schedule B. The Trust will promptly pay to the Company the amount of such invoice.

     D. Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule A a revised Schedule A dated and signed by a duly authorized officer of the Trust and a duly authorized officer of the Company.

     E. The fee for the period from the effective date of application of this Agreement with respect to a Fund or a Class to the end of the initial month shall be prorated according to the proportion that such period bears to the full month period. Upon any termination of this Agreement before the end of any month, the fee for such period shall be prorated according to the proportion which such period bears to the full month period. For purposes of determining fees payable to the Company, the value of the Fund's net assets shall be computed at the time and in the manner specified in the Fund's Prospectus.

     F. The Company in its sole discretion may from time to time employ or associate with itself such person or persons as the Company may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both the Company and the Trust. The compensation of such person or persons shall be paid by the Company and no obligation shall be incurred on behalf of the Trust, the Funds, or the Classes in such respect.

SECTION TWO:  SHAREHOLDER RECORDKEEPING.

Article 4.  Terms of Appointment.

     Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Company to act as, and the Company agrees to act as, transfer agent for each Fund's Shares, dividend disbursing agent, and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of any Fund ("Shareholders"), including without limitation any periodic investment plan or periodic withdrawal program.

     Proper Instructions as used throughout Section Two of this Agreement means a writing signed or initialed by one or more person or persons as the Board shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be considered Proper Instructions if the Company reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved. The Trust and the Company shall cause all oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Trust and the Company are satisfied that such procedures afford adequate safeguards for a Fund's assets. Proper Instructions may only be amended in writing.

Article 5.  Duties of the Company.

     The Company agrees that it will perform the following services in accordance with Proper Instructions as may be provided from time to time by the Trust as to any Fund:
     A.  Purchases

         (1) The Company shall receive orders and payment for the purchase of shares and promptly deliver payment and appropriate documentation therefore to the safekeeping custodian of the relevant Fund, (the "Custodian"). The Company shall notify the Trust and the Custodian on a daily basis of the total amount of orders and payments so delivered.

         (2) Pursuant to purchase orders and in accordance with the Fund's current Prospectus, the Company shall compute and issue the appropriate number of shares and hold such shares in the appropriate Shareholder accounts.

         (3) If a Shareholder or its agent requests a certificate, the Company, as Transfer Agent, shall countersign and mail by first class mail, a certificate to the Shareholder at his address as set forth on the transfer books of the Fund, subject to any Proper Instructions regarding the delivery of certificates.

         (4) In the event that any check or other order for the purchase of Shares of the Fund is returned unpaid for any reason, the Company shall debit the Share account of the Shareholder by the number of Shares that had been credited to his account upon receipt of the check or other order, promptly mail a debit advice to the Shareholder, and notify the Trust of its action. In the event that the amount paid for such Shares exceeds proceeds of the redemption of such Shares plus the amount of any dividends paid with respect to such Shares, the Company will receive reimbursement of such excess from the Fund or its distributor.

     B.  Distribution
         (1) Upon notification by the Trust of the declaration of any distribution to shareholders, the Company shall act as Dividend Disbursing Agent for the Fund in accordance with the provisions of its governing document and the then current Prospectus of the Fund and as such shall prepare and mail or credit income, capital gain, or any other payments to Shareholders. As the Dividend Disbursing Agent, the Company shall, on or before the payment date of any such distribution, notify the Custodian of the estimated amount required to pay any portion of said distribution which is payable in cash and request the Custodian to make available sufficient funds for the cash amount to be paid out. The Company shall reconcile the amounts so requested and the amounts actually received with the Custodian on a daily basis. If a Shareholder is entitled to receive additional Shares by virtue of any such distribution or dividend, appropriate credits shall be made to the Shareholder's account and certificates delivered where requested; and

         (2) The Company shall maintain records of account for each Fund and advise the Trust and its Shareholders as to the foregoing.

     C.  Redemptions and Transfers

         (1) The Company shall receive redemption requests and redemption directions and, if such redemption requests comply with the procedures as may be described in the Fund Prospectus or set forth in Proper Instructions, deliver the appropriate instructions therefore to the Custodian. The Company shall notify the Trust on a daily basis of the total amount of redemption requests processed and monies paid to the Company by the Custodian for redemptions.

         (2) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, the Company shall pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders, pursuant to procedures described in the then current Prospectus of the Fund.

         (3) If any such certificate or request for redemption does not comply with the procedures for redemption approved by the Trust, the Company shall promptly notify the Shareholder of such fact, together with the reason therefor, and shall effect such redemption at the price applicable to the date and time of receipt of documents complying with said procedures.

         (4) The Company shall effect transfers of Shares by the registered owners thereof.

         (5) The Company shall identify and process abandoned accounts and uncashed checks for state escheat requirements on an annual basis and report such actions to the Trust.

     D.  Recordkeeping

         (1) The Company shall record the issuance of shares of the Fund and maintain pursuant to applicable rules of the Securities and Exchange Commission ("SEC") a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Company shall also provide the Trust on a regular basis or upon reasonable request with the total number of Shares which are authorized and issued and outstanding, but shall have no obligation when recording the issuance of Shares, except as otherwise set forth herein, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.
         (2) The Company shall establish and maintain records pursuant to applicable rules of the SEC relating to the services to be performed hereunder in the form and manner as agreed to by the Trust to include a record for each Shareholder's account of the following:

              (a)  Name, address and tax identifying number (and whether such number has been certified);

              (b)  Number of Shares held;

              (c)  Historical information regarding the account, including dividends paid and date and price for all transactions;

              (d)  Any stop or restraining order placed against the account;

              (e)  Information with respect to withholdings in the case of a foreign account or an account for which withholding is required by the Internal Revenue Code;

              (f)  Any dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of the account;

              (g)  Certificate numbers and denominations for any Shareholder holding certificates;

              (h)  Any information required in order for the Company to perform the calculations contemplated or required by this Agreement.

         (3) The Company shall preserve any such records required to be maintained pursuant to the rules of the SEC for the periods prescribed in said rules as specifically noted below. Such record retention shall be at the expense of the Fund, and such records may be inspected by the Trust at reasonable times. The Company may, at its option at any time, and shall forthwith upon the Trust's demand, turn over to the Trust and cease to retain in the Company's files, records and documents created and maintained by the Company pursuant to this Agreement, which are no longer needed by the Company in performance of its services or for its protection. If not so turned over to the Trust, such records and documents will be retained by the Company for six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six year period, such records and documents will either be turned over to the Trust or destroyed in accordance with Proper Instructions.

     E.  Confirmations/Reports

         (1) The Company shall furnish to the Trust periodically the following information:

              (a)  A copy of the transaction register;

              (b)  Dividend and reinvestment blotters;

              (c)  The total number of Shares issued and outstanding in each state for "blue sky" purposes as determined according to Proper Instructions delivered from time to time by the Trust to the Company;

              (d)  Shareholder lists and statistical information;

              (e)  Payments to third parties relating to distribution
               agreements, allocations of sales loads, redemption fees, or other transaction- or sales-related payments;

              (f)  Such other information as may be agreed upon from time to time.

         (2) The Company shall prepare in the appropriate form, file with the Internal Revenue Service and appropriate state agencies, and, if required, mail to Shareholders, such notices for reporting dividends and distributions paid as are required to be so filed and mailed and shall withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules and regulations.

         (3) In addition to and not in lieu of the services set forth above, the Company shall:

              (a)  Perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, mailing Shareholder reports and Prospectuses to current Shareholders, withholding taxes on accounts subject to back-up or other withholding (including non-resident alien accounts), preparing and filing reports on U.S. Treasury Department Form 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and
              (b)  provide a system which will enable the Trust to monitor the total number of Shares of each Fund sold in each state ("blue sky reporting"). The Trust shall by Proper Instructions
               (i) identify to the Company those transactions and assets to be treated as exempt from the blue sky reporting for each state and (ii) verify the classification of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of the Company for each Fund's state blue sky registration status is limited solely to the recording of the initial classification of transactions or accounts with regard to blue sky compliance and the reporting of such transactions and accounts to the Trust as provided above.

     F.  Other Duties

         (1) The Company shall answer correspondence from Shareholders relating to their Share accounts and such other correspondence as may from time to time be addressed to the Company;

         (2) The Company shall prepare Shareholder meeting lists, mail proxy cards and other material supplied to it by the Trust in connection with Shareholder Meetings of each Fund; receive, examine and tabulate returned proxies; and certify the vote of the Shareholders;

         (3) The Company shall establish and maintain facilities and procedures for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

Article 6.  Duties of the Trust.

     A.  Compliance

         The Trust assumes full responsibility for the preparation, contents and distribution of each Prospectus of the Fund and for complying with all applicable requirements of the Securities Act of 1933, as amended, the 1940 Act and any laws, rules and regulations of government authorities having jurisdiction.

     B.  Share Certificates

         The Trust shall supply the Company with a sufficient supply of blank Share certificates and from time to time shall renew such supply upon request of the Company. Such blank Share certificates shall be properly signed, manually or by facsimile, if authorized by the Trust and shall bear the seal of the Trust or facsimile thereof; and notwithstanding the death, resignation or removal of any officer of the Trust authorized to sign certificates, the Company may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Trust.

     C.  Distributions

         The Trust shall promptly inform the Company of the declaration of any dividend or distribution on account of any Fund's shares.

Article 7.  Fees and Expenses.

     A.  Annual Fee

         For performance by the Company pursuant to Section Two of this Agreement, the Trust agrees to pay the Company an annual maintenance fee for each Shareholder account as set out in the fee schedule, Schedule C, attached hereto. Such fees may be changed from time to time subject to mutual written agreement between the Trust and the Company. Pursuant to information in the Trust Prospectus or other information or instructions from the Trust, the Company may sub-divide any Fund into Classes or other sub-components for recordkeeping purposes. The Company will charge the Fund the fees set forth on Schedule C for each such Class or sub-component the same as if each were a Fund.

     B.  Reimbursements

         In addition to the fee paid under Article 7A above, the Trust agrees to reimburse the Company for out-of-pocket expenses or advances incurred by the Company for the items set out in Schedule D attached hereto. In addition, any other expenses incurred by the Company at the request or with the consent of the Trust, will be reimbursed by the appropriate Fund.

     C.  Payment

         The Company shall issue billing notices with respect to fees and reimbursable expenses on a timely basis, generally within 15 days following the end of the month in which the fees and expenses have been incurred. The Trust agrees to pay all fees and reimbursable expenses within 30 days following the receipt of the respective billing notices.

Article 8.  Assignment of Shareholder Recordkeeping.

         Except as provided below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.
         (1) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         (2) The Company may without further consent on the part of the Trust subcontract for the performance hereof with (A) Boston Financial Data Services, Inc., a Massachusetts Trust ("BFDS"), which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, as amended, or any succeeding statute ("Section 17A(c)(1)"), or (B) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(1), or
           (C) a BFDS affiliate; provided, however, that the Company shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions.

         (3) The Company shall upon instruction from the Trust subcontract for the performance hereof with an Agent, other than BFDS as described in (2) above, which is duly registered as a transfer agent pursuant to Section 17A(c)(1) or any succeeding statutes; provided, however, that the Company shall in no way be responsible to the Trust for the acts and omissions of the Agent.


SECTION THREE:  GENERAL PROVISIONS.

Article 9.  Documents.

     A. In connection with the appointment of the Company under this Agreement, the Trust shall file with the Company the following documents:

         (1) A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto;
         (2) A copy of the resolution of the Board of the Trust authorizing this Agreement;

         (3) Specimens of all forms of outstanding Share certificates of the Funds in the forms approved by the Board of the Trust with a certificate of the Secretary of the Trust as to such approval;

         (4) All account application forms and other documents relating to Shareholders accounts; and

         (5)  A copy of the current Prospectus for each fund.

     B.  The Trust will also furnish from time to time the following documents:

         (1) Each resolution of the Board of the Trust authorizing the original issuance of each Fund's Shares;

         (2) Each Registration Statement filed with the SEC and amendments thereof and orders relating thereto in effect with respect to the sale of Shares of any Fund;

         (3) A certified copy of each amendment to the governing document and the By-Laws of the Trust;

         (4) Certified copies of each vote of the Board authorizing officers to give Proper Instructions to the Fund Accountant and Shareholder Recordkeeper;

         (5)  Specimens of all new Share certificates representing Shares of any Fund, accompanied by Board resolutions approving such forms;
         (6)  Such other certificates, documents or opinions which the Company may, in its discretion, deem necessary or appropriate in the proper performance of its duties; and

         (7)  Revisions to the Prospectus of any Fund.

Article 10.  Representations and Warranties.

     A.  Representations and Warranties of the Company

         The Company represents and warrants to the Trust that:

         (1) It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware.

         (2) It is duly qualified to carry on its business in the State of Delaware.

         (3) It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

         (4) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         (5) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         (6) It is in compliance with federal securities law requirements and in good standing as a transfer agent.

     B.  Representations and Warranties of the Trust
         The Trust represents and warrants to the Company that:

         (1) It is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

         (2) It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

         (3) All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

         (4) The Trust is an open-end investment company registered under the 1940 Act.

         (5) A registration statement under the Securities Act of 1933 will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.

Article 11.  Standard of Care/Indemnification.

     A.  Standard of Care

         The Company shall be held to a standard of reasonable care in carrying out the provisions of this Agreement; provided, however that the Company shall be held to any higher standard of care which would be imposed upon the Company by any applicable law or regulation even though such stated standard of care was not part of this Agreement.

     B.  Indemnification by Trust
         The Company shall not be responsible for and the Trust shall indemnify and hold the Company harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

         (1) The Trust's refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trust hereunder.

         (2) The reliance on or use by the Company or its agents or subcontractors of information, records and documents in proper form which

              (a)  are received by the Company or its agents or subcontractors and furnished to it by or on behalf of the Trust, its shareholders or investors regarding the purchase, redemption or transfer of shares and shareholder account information, or

              (b)  have been prepared and/or maintained by the Trust or its affiliates or any other person or firm on behalf of the Trust.

         (3) The reliance on, or the carrying out by the Company or its agents or subcontractors of Proper Instructions of the Trust.

         (4) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.
         Provided, however, that the Company shall not be protected by this
       Article 11.B. from liability for any act or omission resulting from the Company's lack of good faith, negligence, willful misconduct, or failure to meet the standard of care set forth in Article 11.A., above.

     C.  Indemnification by the Company

         The Company shall indemnify and hold each Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to any action or failure or omission to act by the Company as a result of the Company's lack of good faith, negligence, willful misconduct, or failure to meet the standard of care set forth in Article 11.A above.

     D.  Reliance

         At any time the Company may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Company under this Agreement, and the Company and its agents or subcontractors shall not be liable and shall be indemnified by the appropriate Fund for any action reasonably taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel provided such action is not in violation of applicable Federal or state laws or regulations. The Company, its agents and subcontractors shall be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

     E.  Notification
         In order that the indemnification provisions contained in this
       Article 11 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 12.  Termination of Agreement.

     This Agreement may be terminated by either party upon one hundred twenty
(120) days written notice to the other. Should the Trust exercise its rights to terminate, all out-of-pocket expenses associated with the movement of records and materials will be borne by the appropriate Fund. Additionally, the Company reserves the right to charge for any other reasonable expenses associated with such termination.

Article 13.  Amendment.

     This Agreement may be amended or modified by a written agreement executed by both parties.

Article 14.  Interpretive and Additional Provisions.

     In connection with the operation of this Agreement, the Company and the Trust may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable Federal or state regulations or any provision of the Declaration of Trust. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Article 15.  Governing Law.  Massachusetts Law to Apply

     This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

Article 16.  Notices.

     Except as otherwise specifically provided herein, Notices and other writings delivered or mailed postage prepaid to the Trust at Federated Investors Tower, Pittsburgh, Pennsylvania, 15222-3779, or to the Company at Federated Investors Tower, Pittsburgh, Pennsylvania, 15222-3779, or to such other address as the Trust or the Company may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.

Article 17.  Counterparts.

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.


Article 18. Limitations of Liability of Trustees and Shareholders of the Trust.

     The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust, but bind only the appropriate trust property of a Fund or Class as provided in the Declaration of Trust.

Article 19. Limitations of Liability of Trustees and Shareholders of the Company.

     The execution and delivery of this Agreement have been authorized by the Trustees of the Company and signed by an authorized officer of the Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Company, but bind only the trust property of the Trust as provided in the Declaration of Trust.

Article 20.  Assignment.

     This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party.

Article 21.  Merger of Agreement.

     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 22.  Successor Agent.
     If a successor agent for the Trust shall be appointed by the Trust, the Company shall upon termination of this Agreement deliver to such successor agent at the office of the Company all properties of the Trust held by it hereunder. If no such successor agent shall be appointed, the Company shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

     In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to the Company on or before the date when such termination shall become effective, then the Company shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the Investment Company Act of 1940, as amended, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000, all properties held by the Company under this Agreement. Thereafter, such bank or trust company shall be the successor of the Company under this Agreement.

Article 23.  Force Majeure.

     The Company shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Trust as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.



Article 24.  Assignment; Successors.

     This Agreement shall not be assigned by either party without the prior written consent of the other party, except that either party may assign to a successor all of or a substantial portion of its business, or to a party controlling, controlled by, or under common control with such party.
Article 25.  Severability.

     In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.


ATTEST:                                 BAYFUNDS


/s/S. Elliott Cohan                     By:/s/Richard B. Fisher
          Assistant Secretary                            Vice President


ATTEST:                                 FEDERATED SERVICES COMPANY


/s/Joseph M. Huber                      By:/s/Ronald L. Cavanagh
          Assistant Secretary                             Vice President


                                  SCHEDULE A


                           FUND ACCOUNTING AGREEMENT

                       Compensation for Fund Accounting


Annual Fees per Fund

          $30,000

plus      2.0 basis points on average net assets of the Fund from $100 million but less than $250 million.

plus      1.5 basis points on average net assets of the Fund from $250 million but less than $500 million.

plus      1.0 basis points on average net assets of the Fund from and over $500 million.

plus      $1,000.00 per month for each Class beyond the first Class.
          The monthly fee will be $ 1,000.00 per Class with no asset charge for those months where Federated is the only shareholder in that Class, due to its seeding of the fund.


                         SUPERCEDED BY NEW SCHEDULE A



                                  Schedule A

                          Federated Services Company
                             Portfolio Accounting
                                 Fee Schedule

I.  ANNUAL FEES                         II. COMPETITIVE ANALYSIS
ASSET BASED FEE                         ASSET BASED FEE

First $100 Million        3.0 Basis Points   Provides incentive by lowering
$100 Million - $300 Million             2.0 Basis Points    fees for larger
funds in a
$300 Million - $500 Million             1.0 Basis Points    business where
assets should
Over $500 Million         .5 Basis Points    continue to grow as funds
                                        mature.

                                        Competitive notes:
                                        -    Asset charges range from
                                             2 to 6 Basis Points
                                        -    Lowest asset charges for
                                             funds greater than $300
                                             million.

MINIMUM FEE                             MINIMUM FEES

Minimum fee per year      $39,000       State Street Bank   $42,000
                                        Competitor A        $46,000*
                                        Competitor B        $40,000**
                                        Competitor C        $52,000
                                        Competitor D        $45,000

Additional class of shares per year     $12,000   * At current asset levels.
(Plus pricing charges and other out-of-pocket expenses)     ** Increases to
$60,000 at $100
                                           million.




                                  SCHEDULE B
                            Out-of-Pocket Expenses
                                Fund Accounting


I.  Out-of-pocket expense include, but are not limited to, the following:

    -  Postage (including overnight courier service)
    -  Statement Stock
    -  Envelopes
    -  Telephones
    -  Telecommunication Charges (including FAX)
    -  Travel
    -  Duplicating
    -  Forms
    -  Supplies
    -  Microfiche
    -  Computer Access Charges
    -  Client Specific System Enhancements
    -  Access to the Shareholder Recordkeeping System
    -  Security Pricing Services
    -  Variable Rate Change Notification Services
    -  Paydown Factor Notification Services



                                  SCHEDULE C


            FUND ACCOUNTING AND SHAREHOLDER RECORDKEEPING AGREEMENT

                                    between

                          FEDERATED SERVICES COMPANY

                                      and

                                    BAYFUNDS

                                 Fee Schedule

                               DAILY DIVIDEND ACCRUAL FUND    DECLARED DIVIDEND
        FUND
                               Annual Fee Per Shareholder      Fee Per
        Shareholder
                                          Account                    Account

BASE TRANSFER AGENCY SERVICES

- System Access, Funds           $14.50 per Account plus      $7.50 per Account
        plus
  Control & Reconcilement,       Out-of-Pocket Expenses       Out-of-Pocket
        Expenses
  Statement Processing

ADDITIONAL SERVICE -
  ACCOUNT ACTIVITY PROCESSING

- Account Establishment, Forms   $3.50 per Account plus       $3.50 per Account
        plus
  Processing, Trade Processing,  Out-of-Pocket Expenses       Out-of-Pocket
        Expenses
  Maintenance

ADDITIONAL SERVICE -
  SHAREHOLDER SERVICING
- Customer Service Telephones,   $4.50 per Account plus       $4.50 per Account
        plus
  Correspondence                 Out-of-Pocket Expenses       Out-of-Pocket
        Expenses

The ACCOUNT FEE is an annualized amount, prorated on a monthly basis for billing purposes.

MINIMUM TRANSFER AGENT FEE - $750/month per Fund, Class or other sub-division, no introductory waiver period.

CLOSED ACCOUNT FEE - $.10 a month per closed account.



                                  SCHEDULE D



            FUND ACCOUNTING AND SHAREHOLDER RECORDKEEPING AGREEMENT


                                    between

                          FEDERATED SERVICES COMPANY

                                      and

                                   BAYFUNDS
                        Out-of-Pocket Expenses Schedule


    -  Postage (including overnight courier service)
    -  Statement Stock
    -  Envelopes
    -  Telephones
    -  Telecommunication Charges (including FAX)
    -  Travel
    -  Duplicating
    -  Forms
    -  Supplies
    -  Microfiche
    -  Computer Access Charges
    -  Client Specific System Enhancements